Exhibit 10.5

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is made and entered into as of May 1, 2011 (“Effective Date”) by and between United Labor Bank, fsb (“Bank”) and Kelly Wong (“Executive”), with reference to the following:

1.	Bank desires to avail itself of the skill, knowledge and experience of Executive in order to insure the successful management of its business;

2.	The parties desire to enter into an executive employment agreement under with Executive will render services to Bank; and

3.	The parties intend that this Agreement will comply with the Office of Thrift Supervision’s Regulatory Bulletin 27a.

NOW, THEREFORE, in consideration of their mutual promises and obligations and intending to be legally bound hereby, the parties agree as follows:

1. Term. This Agreement shall have a term of one year (the “Term”) commencing as of the Effective Date set forth above. Where used herein, “Term” shall refer to the entire period of employment of Executive by Bank from and after the Effective Date.

2. Duties. Executive shall hold the office of its Executive Vice President and Chief Financial Officer and perform the duties customarily performed by such officer of a savings bank of similar size as Bank.

3. Compensation.

(a) Base Salary. For Executive’s services rendered hereunder, during the Term hereof, Bank shall pay a base salary to Executive as determined by the Compensation Committee payable in conformity with Bank’s normal payroll periods and procedures. Executive’s performance and compensation shall be reviewed, compared to that of his peers, and adjusted when appropriate by the Board, at least annually.

(b) Automobile Allowance. Bank shall provide Executive during the Term of this Agreement with an automobile.

100 Hegenberger Road, Suite 220, Oakland, California 94621 • 800.734.6888 • Fax 510.567.6965

4. Vacation and Sick Leave. During the Term hereof, Executive shall be entitled to paid vacation and paid sick leave, the amount and term of which shall be determined in accordance with Bank policies as in effect from time-to-time.

5. Group Medical, Disability Insurance and Other Benefits. Executive shall be entitled to participate in medical insurance, disability insurance and other employee benefits, the amount, extent and scope of which shall be determined in accordance with Bank policies in effect from time-to-time.

6. Business Expenses. Executive shall be entitled to reimbursement by Bank for any and all ordinary business expenses reasonably incurred by Executive in the performance of Executive’s duties and in acting for Bank during the Term of this Agreement, provided that Executive furnishes to Bank adequate record and other documentation as may be required for the substantiation of such expenditures as a business expense of Bank and further provided that those expenses are approved by the Board Chairman.

7. Termination.

(a) Termination for Cause. The Board may terminate Executive’s employment for cause at any time during the Term of this Agreement. Termination for cause shall mean the occurrence of any of the following events: (a) Executive fails to perform or habitually neglects the duties which he is required to perform by the Board and/or in accordance with “Bank’s then existing policies; (b) Executive engages in illegal activities which materially adversely affect Bank’s reputation in the community or which evidence Executive’s lack of fitness or ability to perform his duties as determined by the Board in good faith; or (c) Executive commits any act which would cause termination of coverage under Bank’s Bankers Blanket Bond as to Executive (as distinguished from termination of coverage as to Bank as a whole). Should Executive be terminated pursuant to subsection (a) of this paragraph, he shall be entitled only to an immediate lump sum payment equal to six month’s base compensation. Should Executive be terminated pursuant to subsection (b) or (c) of this paragraph, he shall have no right to receive compensation or other benefits after the effective date of such termination.

(b) Termination Without Cause. The Board may terminate Executive’s employment without cause at any time during the Term of this Agreement. In such event, Executive shall be entitled to receive as his sole and exclusive remedy a severance payment equal to one year of Executive’s base salary, as provided for in Section 3 (a) of this Agreement, less any amounts required to be deducted by Bank for federal and state taxes or other applicable requirements. The termination of employment or written resignation by Executive, following a material, involuntary reduction in Executive’s responsibilities as Executive Vice President and Chief Financial Officer of Bank shall be considered a termination without cause for purposes of this Agreement.

The severance payment hereunder shall be paid in a lump sum to Executive upon the termination of this Agreement. In the event a severance payment is paid to Executive under this Section 7 (b), this Agreement shall be terminated and Bank shall have no further obligation to Executive under this Agreement, including, without limitation, any compensation or other obligations under Section 3 hereof. The parties hereto expressly acknowledge and agree that the payment made by Bank to Executive hereunder will constitute full, reasonable and adequate compensation of any such termination, and that such payment shall fully satisfy and discharge all obligations of Bank to Executive in connection with such termination.

(c) Termination by Notice. For purposes of this Agreement, a termination of the employment of Executive shall consist of ten days written notice from Bank to Executive of termination of employment.

(d) Compliance with Law and Regulation. Any payments made to Executive pursuant to this Agreement or otherwise are subject to and conditioned upon compliance with 12 U.S.C. Section 1818 (k) and any regulations promulgated hereunder.

(e) Suspension and Removal Orders. If Executive is suspended and/or temporarily prohibited from participating in the conduct of Bank’s affairs by notice served under Section 8 (e) (3) or 8 (g) (1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818 (e) (3) and (g) (1)), Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, Bank may in its discretion: (i) pay Executive all or part of the compensation withheld while its obligations under this Agreement were suspended; and (ii) reinstate (in whole or in part) any of its obligations which were suspended. If Executive is removed and/or permanently prohibited from participating in the conduct of Bank’s affairs by an order issued under Section 8 (e) (3) or 8 (g) (1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818 (e) (3) or (g) (1)), all obligations of Bank under this Agreement shall terminate as of the Effective date of the order, but vested rights of the parties shall not be affected.

(f) Termination by Default. If Bank is in default (as defined in Section 3 (x) (1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813 (x) (1)), all obligations under this Agreement shall terminate as of the date of default, but vested rights of the parties shall not be affected.

(g) Supervisory Assistance or Merger. All obligations under this Agreement shall be terminated, except to the extent that it is determined that continuation of the Agreement is necessary for the continued operation of Bank: (i) by the Director of the Office of Thrift Supervision (the “Director”) or his or her designee, at the time that the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of Bank under the authority contained in Section 11 of the Federal Deposit Insurance Act (12 U.S.C. Section 1821); or (11) by the Director or his or her designee, at the time that the Director or his or her designee approves a supervisory merger to resolve problems related to the operation of Bank or when Bank is in an unsafe or unsound condition. All rights of the parties that have already vested, however, shall not be affected by such action.

(h) Disability. In the event that Executive shall fail, because of illness, incapacity or injury, to render the services contemplated by this Agreement for three consecutive calendar months, or for shorter periods aggregating four months in any 12 month period, Executive’s employment hereunder may be terminated by written notice from Bank to Executive. In the event that Executive’s employment is terminated under this Section 7 (h), Executive shall receive the difference between any disability payments provided by Bank’s insurance plans and his base salary as set forth in Section 3 (a) hereof for the remaining Term of this Agreement, plus the amount of any incentive compensation payable to Executive under Section 3 (b), hereof prorated through the date of termination, up to a maximum amount of one year’s base salary. Such termination shall not affect any rights which Executive may have pursuant to any insurance or other death benefit plans or arrangements of Bank.

(i) Death. If Executive’s employment is terminated by reason of Executive’s death, this Agreement shall terminate without further obligations of Bank to Executive (or Executive’s heirs or legal representatives) under this Agreement, other than for payment of: (i) Executive’s base salary (as set forth in Section 3 (a) hereof) (ii) the amount of any incentive compensation payable to Executive under Section 3 (b) above, prorated through the date of termination; (iii) any compensation previously deferred by Executive; (iv) any accrued vacation and/or sick leave pay; and (v) any amounts due pursuant to the terms of any applicable benefit plan. All of the foregoing amounts shall be paid to Executive’s estate or beneficiary, as applicable, in a lump sum within 30 days after the date of termination or earlier as required by applicable law.

8. Change of Control. Bank and Executive are parties to an Executive Transition Agreement of even date which describes the rights and obligations of the parties in the event of a change in control of Bank, as defined in the Transition Agreement.

9. Exclusivity. During the Term, Executive shall diligently devote his full time and best efforts to Bank’s business. Except with the prior consent of the Board, Executive will not engage in any other business activity that may be competitive with Bank or any of its affiliates. Executive may, however, make passive investments in non-competing businesses.

10. Disclosure or Use of Trade Secrets. During the Term hereof, Executive will have access to and become acquainted with what Executive and Bank acknowledge are trade secrets of Bank of any affiliate of Bank. Executive shall not use or disclose any trade secrets or, directly or indirectly, cause them to be used or disclosed in any manner, during the Term hereof or for a period of one year after the termination of this Agreement, except as may be required or requested by Bank, by court order or under applicable law or regulation.

11. Return of Documents. Executive expressly agrees that all manuals, documents, files, reports, studies or other materials used and/or developed by Executive for Bank during the Term or prior thereto while Executive was employed by Bank are solely the property of Bank, and that Executive has no right, title or interest therein. Upon termination of this Agreement, Executive shall promptly deliver possession of all such materials (including any copies thereof) to Bank.

12. Indemnification. To the extent permitted by Section 317 of the California Corporations Code and Bank’s Federal Stock Charter and Bylaws, Bank shall indemnify Executive for expenses, judgments, fines, settlements and other amounts actually incurred by Executive in connection with any proceeding to which he is a party by reason of the fact that he is or was an agent of Bank if the proceeding arose from acts or omissions in the course and scope of Executive’s employment, other than willful misconduct. Bank shall advance on Executive’s behalf all costs, including attorneys’ fees, necessary with respect to such proceeding. This paragraph shall survive the termination of this Agreement for any reason.

13. Notices. All notices or other communications hereunder shall be in writing and shall be given or made by telecopy, electronic mail, certified or registered mail (return receipt requested), or delivered personally or by a nationally recognized overnight courier service to Executive at his last residence address as shown in Bank records and addressed to Bank Board Chairman at its principal office.

14. Arbitration. The parties agree if there is any controversy or claim arising out of this Agreement or the breach hereof, including fraud in the inducement, the matter shall be settled by arbitration. The matter shall be settled exclusively by arbitration in accordance with the rules then in effect of the Judicial Arbitration and Mediation Service (“JAMS”), or a similar judicial arbitration organization agreed upon by the parties, in the city of Oakland, California, as the same may be modified by the statutes of California then in effect, by a single arbitrator who shall be a retired judge with no less than seven years judicial experience. All arbitration proceedings shall be held in the city of Oakland, California, and each party agrees to comply in all respects with any award made in such proceeding and to the entry of a judgment in any jurisdiction upon any award rendered in such proceeding. All costs and expenses of arbitration (including costs of preparation therefore and reasonable attorneys’ fees incurred in connection therewith) of the party prevailing in such arbitration shall be borne by the losing party to such arbitration, unless otherwise directed by the arbitrators.

15. Benefit of Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that Executive may not assign any interest in this Agreement without Bank’s prior written consent.

16. Captions. Captions and paragraph headings used in this Agreement are for convenience only and shall not be used in interpreting or construing this Agreement.

17. Entire Agreement. This Agreement and the Executive Transition Agreement of even date between Bank and Executive contain the entire agreement of the parties with respect to Executive’s employment by Bank. In the event of a conflict between this Agreement and the Executive Transition Agreement, the terms of the Executive Transition Agreement shall control.

18. Severability. Should any provision of this Agreement for any reason be declared invalid, void or unenforceable by a court of competent jurisdiction, the validity and binding effect of any remaining portions of this Agreement shall remain in full force and effect as if this Agreement had been executed with such invalid, void or unenforceable provisions eliminated; provided, however, that the remaining provisions still reflect the intent of the parties to this Agreement.

19. Amendments. This Agreement may not be amended or modified except by a written agreement signed by Executive and Bank. This Agreement and any amendment hereof may be executed in counterparts.

IN WITNESS WERE OF, the parties hereto have executed this Agreement effective as of the day and year first written above.

UNITED LABOR BANK, fsb

/s/ Malcolm F. Hotchkiss
By:	Malcolm F. Hotchkiss
President and CEO

/s/ Kelly Wong
Kelly Wong (“Executive”)